UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 14, 2010

Microsoft Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-14278	91-1144442
(Commission File Number)	(IRS Employer Identification No.)

One Microsoft Way, Redmond, Washington	98052-6399
(Address of Principal Executive Offices)	(Zip Code)

(425) 882-8080

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 14, 2010, Microsoft Corporation (the “Company”) entered into an Indenture, dated as of June 14, 2010 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), under which the Company issued $1,250,000,000 aggregate principal amount of its Zero Coupon Convertible Senior Notes due 2013 (the “Notes”). A form of the Indenture is set forth as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Notes will not bear interest, and the principal amount will not accrete. The Notes will mature on June 15, 2013. The Company will pay special interest under specified circumstances and relating to certain failures to comply with its reporting obligations. Special interest, if any, will be payable on June 15 and December 15 of each year.

Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding March 15, 2013 only under the following circumstances: (1) during any calendar quarter commencing after September 30, 2010 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of that measurement period was less than 95% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after March 15, 2013 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted, determined in the manner set forth in the Indenture.

The Company may not redeem the Notes and no sinking fund is provided for the Notes. If the Company undergoes a fundamental change, holders may require the Company to repurchase the Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid special interest to, but excluding, the fundamental change repurchase date.

The Notes and common stock issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Notes were offered and sold only to qualified institutional buyers (as defined in Rule 144A under the Securities Act).

In connection with the pricing of the Notes, the Company entered into capped call transactions with certain of the initial purchasers of the Notes or their affiliates (in such capacity, collectively, the “option counterparties”). Under the capped call transactions, the Company purchased from the option counterparties capped call options that in the aggregate relate to the full number of shares of the Company’s common stock initially underlying the Notes, with a strike price initially equal to the initial conversion price of the Notes and with a cap price initially equal to approximately $37.16 (or approximately 48% higher than the last reported sale price per share of the Company’s common stock on June 8, 2010 of $25.11), in each case subject to certain anti-dilutive or anti-concentrative adjustments. The capped call transactions are expected generally to reduce the potential dilution upon conversion of the Notes, subject to the cap price. The capped call transactions will generally have the economic effect of increasing the effective conversion price of the notes to that of the cap price.

The foregoing summary of the Indenture (including the Form of the Notes) is qualified in its entirety by the terms the Indenture. Please refer to the Indenture (including the Form of Notes), which is incorporated herein by reference, and a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of June 14, 2010, between Microsoft Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee

4.2	Form of Global Note representing the Zero Coupon Convertible Senior Notes due 2013 (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSOFT CORPORATION (Registrant)

Date: June 18, 2010	/S/ KEITH R. DOLLIVER
Keith R. Dolliver
Associate General Counsel, Legal and Corporate Affairs, and Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Indenture, to be dated as of June 14, 2010, between Microsoft Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee

4.2	Form of Global Note representing the Zero Coupon Convertible Senior Notes due 2013 (included in Exhibit 4.1)